Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Starwood Property Trust, Inc. Registration Statement No. 333-161402 on Form S-8 and in Registration Statement No. 333-169008 on Form S-3, of our reports dated July 29, 2010 (February 11, 2013 as to Note 20, Note 21 and the fifty-third and fifty-fourth paragraphs of Note 1) related to the consolidated financial statements of LNR Property Holdings Ltd. and Subsidiaries (the “Predecessor” or the “Company”) as of and for the years ended November 30, 2009 and 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for other than temporary impairments in 2009, the recapitalization of the Company on July 29, 2010 and the adoption of new accounting guidance); dated April 29, 2011 (February 11, 2013 as to Note 22) related to the consolidated financial statements of LNR Property LLC and Subsidiaries as of December 31, 2010 and for the period from July 29, 2010 (date of recapitalization) to December 31, 2010, and its Predecessor as of November 30, 2009 and for the period from December 1, 2009 to July 28, 2010 (date prior to recapitalization) and for the year ended November 30, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the recapitalization of the Company on July 29, 2010 and the adoption of new accounting guidance); and dated March 20, 2012 (February 11, 2013 as to Note 20) related to the consolidated financial statements of LNR Property LLC and Subsidiaries as of December 31, 2011 and 2010, and for the year ended December 31, 2011 and the period from July 29, 2010 (date of recapitalization) to December 31, 2010; appearing in the Current Report on Form 8-K of Starwood Property Trust, Inc.

/s/ Deloitte & Touche LLP

Miami, Florida
February 11, 2013